EX99.1

ANTARES PHARMA REPORTS SECOND QUARTER 2021 FINANCIAL AND OPERATING RESULTS

Increased Revenue 39% Year-Over-Year to $45.0 Million

Doubled Net Income to $4.4 Million, or $0.03 Per Basic and Diluted Earnings Per Share

EWING, NJ, August 5, 2021 – Antares Pharma, Inc. (NASDAQ: ATRS) (“the Company”), a specialty pharmaceutical company, today reported financial and operating results for the second quarter ended June 30, 2021 with record revenue of $45.0 million and net income of $4.4 million, or $0.03 per basic and diluted earnings per share.

Robert F. Apple, President and Chief Executive Officer of Antares Pharma, commented, “We believe our strong second quarter performance highlights the growth opportunities that prevail across our diversified business. XYOSTED and Teva’s generic EpiPen continue to be the primary drivers of our 39% year-over-year revenue increase and we continue to expect our full year revenue guidance to be in the range of $175-200 million. As we look ahead, we expect the advancement of our proprietary pipeline as well as our partner’s programs to support our future growth. With the unveiling of ATRS-1902 as hydrocortisone with a new autoinjector platform for adrenal crisis rescue, we are eager to initiate the PK study following the FDA’s recent acceptance of our IND submission. With our Quickshot autoinjector, we are also excited for our partner Idorsia’s initiation of their global Phase 3 study for selatogrel as a heart attack rescue pen as well as the potential NDA filing of Pfizer’s undisclosed rescue pen in the second half of 2021. Overall, we believe the diversification of our business remains foundational to our ongoing success.”

Second Quarter 2021 and Recent Highlights

•	XYOSTED® total prescriptions in the second quarter 2021 increased 50% year-over-year and 15% sequentially from first quarter 2021, according to IQVIA.

•	Teva’s generic EpiPen prescriptions increased 153% year-over-year, contributing to a 47% increase in EpiPen product and royalty revenue

•	Submitted the IND and received FDA acceptance for ATRS-1902 for adrenal crisis rescue

•	Partner Idorsia Ltd initiating global Phase 3 study with selatogrel for acute myocardial infarction

•	Completed $15.0 million principal pre-payment of Hercules term loan and reduced associated interest expense by $1.2 million annually

Second Quarter 2021 Financial Results

Total revenue generated from product sales, license and development activities and royalties was $45.0 million for the three months ended June 30, 2021, a 39% increase compared to $32.4 million in the same period in 2020.  For the six months ended June 30, 2021, total revenue was $87.1 million, a 33% increase from $65.5 million for the comparable period in 2020.

Product sales were $27.9 million for the three months ended June 30, 2021, a 13% increase compared to $24.7 million for the same period in 2020.  For the six months ended June 30, 2021, product sales were $57.0 million, a 10% increase from $51.8 million in the comparable period in 2020.

Sales of our proprietary products XYOSTED®, OTREXUP® and NOCDURNA® generated revenue of $19.0 million and $37.7 million for the three and six months ended June 30, 2021, respectively, as compared to $14.8 million and $27.4 million for the three and six months ended June 30, 2020, respectively. The 28% and 37% increase in proprietary product sales for the three and six months ended June 30, 2021, respectively, compared to the same periods in 2020 were principally attributable to continued growth in prescriptions and sales of XYOSTED®.

Partnered product sales were $9.0 million and $19.4 million for the three and six months ended June 30, 2021, respectively, as compared to $9.8 million and $24.4 million for the three and six months ended June 30, 2020, respectively. The net decrease in sales of partnered products for the second quarter and six months ended June 30, 2021 as compared to the same periods in 2020 is primarily attributable to a decrease in sales of sumatriptan to Teva and Makena® autoinjectors to AMAG.

Licensing and development revenue was $7.2 million and $12.2 million for the three and six month ended June 30, 2021, respectively, as compared to $2.7 million and $4.4 million for the comparable periods in 2020, respectively. The increase in licensing and development revenue for the three and six months ended June 30, 2021 was primarily a result of incremental development and maintenance activities with Teva and our other ongoing partnered development projects.

Royalty revenue was $9.9 million for the three months ended June 30, 2021 compared to $5.0 million for the same period in 2020.  For the six months ended June 30, 2021, royalty revenue was $17.9 million, as compared to $9.3 million for the same period in 2020.  The net increase in royalty revenue in the three and six months ended June 30, 2021 was attributable to an increase in royalties from Teva on their net sales of generic EpiPen®.

Research and development expenses were $4.0 million and $6.7 million for the three and six months ended June 30, 2021, respectively, as compared to $2.4 million and $5.4 million for the comparable periods in 2020, respectively. The increase in research and development costs incurred in 2021 as compared to 2020 was attributable to our ongoing internal development programs.

Selling, general and administrative expenses were $17.7 million and $35.3 million for the three and six months ended June 30, 2021, respectively, as compared to $14.4 million and $30.9 million for the comparable periods in 2020, respectively. The net increase in selling, general and administrative expenses for the three and six months ended June 30, 2021 was primarily due to an increase in sales and marketing expenses that had declined during the pandemic and incremental costs associated with NOCDURNA®. General and administrative expenses increased due to increases in compensation and professional services.

Net income was $4.4 million, or $0.03 per basic and diluted earnings per share for the second quarter 2021, compared to $2.2 million, or $0.01 per basic and diluted earnings per share in the same period in 2020.  Net income was $8.2 million, or $0.05 per basic and diluted earnings per share for the six months ended June 30, 2021 compared to a net loss of $0.2 million, or $0.00 loss per basic and diluted earnings per share in the comparable period of 2020.

As of June 30, 2021, cash and cash equivalents were $45.1 million compared to $53.1 million as of December 31, 2020. In June 2021, Antares made a $15.0 million principal prepayment and reduced our loan balance with Hercules Capital to $25.0 million. The Company generated cash from operations of $8.4 million for the six months ended June 30, 2021.

Full-Year 2021 Financial Guidance

The Company today reaffirmed full-year 2021 revenue guidance in the range of $175-200 million, which represents a 17% to 34% year-over-year growth rate and assumes no significant disruptions to

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supply or operations due to the ongoing COVID-19 pandemic.

Webcast and Conference Call Information

The Antares management team will provide a Company update and review the second quarter and year-to-date financial results via conference call and webcast today, August 5, 2021, at 8:30am ET (Eastern Time).  The webcast of the conference call will include a slide presentation, which can be accessed in the investor relations section of the Company’s website (www.antarespharma.com) under “Webcasts & Presentations”.  Alternatively, callers may participate in the audio portion of the conference call by dialing (800) 367-2403 for domestic callers and (334) 777-6978 for international callers.  Callers should reference the Antares Pharma conference call or conference ID number 3020992.

About Antares Pharma

Antares Pharma, Inc. is a specialty pharmaceutical company focused primarily on the development and commercialization of self-administered injectable pharmaceutical products using advanced drug delivery auto injector technology. The Company has a portfolio of proprietary and partnered commercial products with several product candidates in various stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals (AMAG), Pfizer Inc. (Pfizer) and Idorsia Pharmaceuticals Ltd. (Idorsia). Antares Pharma’s FDA-approved products include XYOSTED® (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva. The Company also markets NOCDURNA® (desmopressin acetate) in the U.S., which was licensed from Ferring Pharmaceuticals.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the Company’s ability to achieve the 2021 full-year revenue guidance; the uncertainty regarding the ongoing COVID-19 pandemic, including new strains of the virus, and the mitigation measures and other restrictions implemented in response to the same and the impact on demand for our products, new patients and prescriptions, future revenue, product supply, clinical trials, and our overall business, operating results and financial condition; commercial success of XYOSTED® and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; future prescriptions and sales of OTREXUP®; successful commercialization of NOCDURNA® in the U.S. and market acceptance and future revenue from the same; whether the FDA will withdraw marketing approval for AMAG Pharmaceuticals’ Makena® subcutaneous auto injector following the FDA letter seeking withdrawal, whether AMAG will be granted an appeal hearing and if granted, whether  Makena® will be successful and future prescriptions, market acceptance and revenue from the same; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; Teva’s ability to successfully commercialize generic teriparatide in Europe, Canada and Israel and future revenue from the same, successful development including the timing and results of the Phase 3 trial of the drug device combination product for selatogrel with Idorsia Pharmaceuticals and FDA and global regulatory approvals and future revenue from the same; the timing and results of the clinical development program for ATRS-1902 adrenal crisis rescue auto-injector, future NDA submission and FDA approval of the same, and if approved, future market acceptance and revenue for the same; FDA approval of Teva’s  ANDAs for both generic Forteo® and Byetta® and future revenue from the same; the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including the

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Company’s urology assets in development as well as Pfizer’s undisclosed development product;  actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability  to repay the debt obligation to Hercules Capital;  the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Tram Bui

Vice President, Corporate Communications and Investor Relations

609-359-3016

tbui@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Increase	June 30,		Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Revenue:
Product sales	$27,904	$24,665	13%	$57,039	$51,762	10%
Development and licensing revenue	7,167	2,687	167%	12,151	4,442	174%
Royalties	9,907	5,032	97%	17,871	9,259	93%
Total revenue	44,978	32,384	39%	87,061	65,463	33%
Operating expenses:
Cost of product sales	11,630	10,927	6%	24,128	24,941	(3)%
Cost of development revenue	4,810	1,550	210%	8,757	2,583	239%
Research and development	4,047	2,417	67%	6,687	5,398	24%
Selling, general and administrative	17,704	14,448	23%	35,311	30,870	14%
Total operating expenses	38,191	29,342	30%	74,883	63,792	17%
Operating income	6,787	3,042	123%	12,178	1,671	629%
Other expense	(1,224)	(867)	41%	(2,232)	(1,852)	21%
Net income (loss) before income taxes	5,563	2,175	156%	9,946	(181)	**
Income tax expense	(1,143)	—	**	(1,733)	—	**
Net income (loss)	$4,420	$2,175	103%	$8,213	$(181)	**
Net income (loss) per common share, basic	$0.03	$0.01		$0.05	$(0.00)
Net income (loss) per common share, diluted	$0.03	$0.01		$0.05	$(0.00)
Weighted average common shares outstanding, Basic	169,043	165,703		168,436	165,566
Diluted	174,813	169,228		174,851	165,566

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED REVENUE DETAILS

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Increase	June 30,		Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Proprietary product sales:
XYOSTED®	$14,739	$10,902	35%	$29,128	$19,905	46%
OTREXUP®	3,426	3,944	(13)%	6,994	7,507	(7)%
NOCDURNA®	788	—	100%	1,563	—	100%
Total proprietary product sales	18,953	14,846	28%	37,685	27,412	37%
Partnered product sales	8,951	9,819	(9)%	19,354	24,350	(21)%
Total product sales	27,904	24,665	13%	57,039	51,762	10%
Development and licensing revenue	7,167	2,687	167%	12,151	4,442	174%
Royalties	9,907	5,032	97%	17,871	9,259	93%
Total revenue	$44,978	$32,384	39%	$87,061	$65,463	33%

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$45,126	$53,137
Accounts receivable	54,224	42,221
Inventories	18,644	18,216
Contract assets	5,725	8,140
Prepaids and other current assets	4,244	4,877
Property and equipment, net	25,590	24,020
Deferred tax assets	45,249	46,982
Other assets	13,817	14,938
Total Assets	$212,619	$212,531

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$46,487	$43,032
Long-term debt	26,151	40,899
Other liabilities	7,953	9,485
Stockholders’ equity	132,028	119,115
Total Liabilities and Stockholders’ Equity	$212,619	$212,531

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